                                                                     Exhibit 4.6

                          SECOND SUPPLEMENTAL INDENTURE

         SECOND SUPPLEMENTAL INDENTURE (this "Second Supplemental Indenture"), dated as of June 30, 1999, between Guarantor Advance Trucking Corporation (the "New Guarantor"), a subsidiary of Advance Stores Company, Incorporated (the "Company"), and United States Trust Company of New York, as trustee under the indenture referred to below (the "Trustee"). Capitalized terms used herein and not defined herein shall have the meaning ascribed to them in the Indenture (as defined below).

                               W I T N E S S E T H

         WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture (the "Indenture"), dated as of April 15, 1998, providing for the issuance of an aggregate principal amount of $200,000,000 of 10.25 % Senior Subordinated Notes due 2008 (the "Senior Subordinated Notes");

         WHEREAS, Section 11.05 of the Indenture provides that under certain circumstances the Company may cause, and Section 11.03 of the Indenture provides that under certain circumstances the Company must cause, certain of its subsidiaries to execute and deliver to the Trustee a supplemental indenture pursuant to which such subsidiaries shall unconditionally guarantee all of the Company's Obligations under the Senior Subordinated Notes pursuant to a Subsidiary Guarantee on the terms and conditions set forth herein; and

         WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Second Supplemental Indenture.

         NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Guarantor and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

         1. CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

         2. AGREEMENT TO SUBSIDIARY GUARANTEE. The New Guarantor hereby agrees, jointly and severally with all other Guarantors, to guarantee the Company's Obligations under the Notes and the Indenture on the terms and subject to the conditions set forth in Article 11 of the Indenture and to be bound by all other applicable provisions of the Indenture.

         3. NO RECOURSE AGAINST OTHERS. No past, present or future director, officer, employee, incorporator, shareholder or agent of any Guarantor, as such, shall have any liability for any obligations of the Company or any Guarantor under the Notes, any Subsidiary

Guarantees, the Indenture or this Second Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

         4. NEW YORK LAW TO GOVERN. The internal law of the State of New York shall govern and be used to construe this Second Supplemental Indenture.

         5. COUNTERPARTS. The parties may sign any number of copies of this Second Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

         6. EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

         7. THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Second Supplemental Indenture or for or in respect of the correctness of the recitals of fact contained herein, all of which recitals are made solely by the New Guarantor.

         IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed and attested, all as of the date first above written.

Dated: June 30, 1999                         ADVANCE TRUCKING CORPORATION


                                             By:  /s/ J. O'Neil Leftwich
                                                  ---------------------------
                                                  J. O'Neil Leftwich
                                                  Secretary

Dated:  June 30, 1999                        UNITED STATES TRUST COMPANY
                                             OF NEW YORK, as Trustee

                                             By:  /s/ Louis P. Young
                                                  ---------------------------
                                                  Louis P. Young
                                                  Vice President
                                       3